Comdisco, Inc. and Subsidiaries                                       Exhibit 11

COMPUTATION OF EARNINGS  PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:


                                           Three Months              Six Months
                                               ended                    ended
                                              March 31                March 31
                                           -------------           -------------
                                           1998     1997           1998     1997
                                           ----     ----           ----     ----

Average shares outstanding--basic            76       73              75      73

Effect of dilutive options                    6        5               6       5
                                          -----    -----           -----   -----

Average shares outstanding--diluted          82       78              81      78
                                          =====    =====           =====   =====

Net earnings  to  common stockholders     $  37    $  31           $  71   $  59
                                          =====    =====           =====   =====

Net earnings per common share:
           Basic                          $ .49    $ .41           $ .95   $ .80
                                          =====    =====           =====   =====
           Diluted                        $ .45    $ .38           $ .88   $ .75
                                          =====    =====           =====   =====




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